TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

March 20, 2007

The United States Securities and
Exchange Commission
Washington, D.C. 20549
USA

Re: Southridge Enterprises Inc. (the "Company")

This letter will confirm that we have reviewed Item 4.01 of the Company's Form 8-K dated February 22, 2007 captioned "Change in Registrant's Certifying Accountant" and agree with the statements made as they relate to Telford Sadovnick, P.L.L.C. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Robison, Hill & Co. or the approval of such engagement by the Company's Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

TELFORD SADOVNICK, P.L.L.C.

Certified Public Accountants

Bellingham, Washington, USA

114 West Magnolia Street, Suite 423, Bellingham, Washington 98225
Telephone: (360) 392-2886 Facsimile: (360) 392-2887